Exhibit 10.18

AMENDMENT TO THE FORBES ENERGY SERVICES

INCENTIVE COMPENSATION PLAN

On June 27, 2011, the shareholders of Forbes Energy Services Ltd. approved, at their annual general and special meeting that (i) increase the number of shares reserved for issuance under the Incentive Plan by 6,690,000 shares and (ii) permit a one-time employee stock option exchange program within a nine month window, whereby option holders will be given the opportunity to exchange stock options with an exercise price of $7.00 for a lesser number of new stock options that have approximately the same fair value as the options surrendered.